Exhibit 10.53

Amendment No. 2 To Collaboration Agreement

     This Amendment No. 2 to the Collaboration Agreement (“Amendment No. 2”) is made and entered into on December 31, 2004 by and between Exelixis, Inc., a Delaware corporation, located at 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511 (“Exelixis”), and Cytokinetics, Inc., a Delaware corporation, located at 280 East Grand Avenue, South San Francisco, California 94080 (“Cytokinetics”). Each of the above parties is individually referred herein to as a “Party” or collectively as the “Parties”.

     Whereas, Exelixis and Cytokinetics entered into the Collaboration Agreement on December 28, 2001, as previously amended by that certain First Letter Amendment effective March 31, 2003 (the “Agreement”); and

     Whereas, the Agreement provides for Exelixis to supply compounds to Cytokinetics in order for the Parties to conduct on a collaborative basis a research program with the principal goal of producing a high throughput screen library (“Research Program”); and

     Whereas, Exelixis and Cytokinetics mutually desire to terminate the Agreement with an effective termination date of December 31, 2004.

     Now, Therefore, for good and valuable consideration, the Parties agree as follows:

     1.      The Parties mutually agree to earlier terminate the Agreement, with such termination effective December 31, 2004.

     2.      The Parties expressly concur that Exelixis shall (i) immediately cease all work under the Research Program and cancel all related obligations, pursuant to Section 8.5.4 of the Agreement; and (ii) make no further Compound (as defined in the Agreement) deliveries to Cytokinetics. In addition, the Parties agree that, as of the effective date of such termination, (a) Exelixis has fully satisfied its obligation to deliver Compounds under the Agreement and (b) Cytokinetics has fully satisfied its payment obligations under the Agreement. For purposes of clarity, nothing in the foregoing shall limit in any way the obligations of Exelixis under Section 8.5.3 of the Agreement with respect to any subject matter other than Compounds.

     3.      Notwithstanding anything to the contrary in the Agreement (including Section 8.2 thereof), neither Party shall issue any press statement or other disclosure announcing the termination of the Agreement except as necessary to comply with securities or other applicable laws, unless the Parties otherwise mutually agree in writing.

     4.      For avoidance of doubt, Section 8.6 of the Agreement, including each of the provisions of the Agreement listed therein, shall survive such termination of the Agreement.

Exelixis, Inc.		Cytokinetics, Inc.
By:	/s/ Michael M. Morrissey, Ph.D.	By:	/s/ Robert Blum

Name:	Michael M. Morrissey, Ph.D.	Name:	Robert Blum

Title:	Senior Vice President, Discovery Research	Title:	Executive Vice President, Corporate Development and Commercial Operations and Chief Business Officer

Date:	1-04-2005	Date:	12/23/04